Exhibit 4.2

NINTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This NINTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 13th day of March, 2014 (the “Effective Date”), by and among On Deck Capital, Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” and each of the stockholders listed on Schedule B hereto, each referred to herein as a “Key Holder”.

RECITALS

WHEREAS, the Company, certain of the Investors (the “Existing Investors”), and the Key Holders are parties to an Eighth Amended and Restated Investors’ Rights Agreement dated as of February 27, 2014 (the “Prior Agreement”);

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the Company, the Existing Investors and the Key Holders hereby agree that the Prior Agreement shall be amended, restated and replaced in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner (or members thereof) officer, director, partner or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company (or member thereof) with, such Person.

(b) “Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

(c) “Camelot” means Camelot Financial Capital Management LLC, together with its Affiliates.

(d) “CEO Director” means the member of the Board of Directors of the Company who is also the Chief Executive Officer of the Company.

(e) “Common Stock” means shares of the Company’s common stock, par value $0.01 per share.

(f) “Contour” means Contour Venture Partners, L.P., together with its Affiliates.

(g) “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

(h) “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

(i) “Designated Preferred Stock” means, collectively, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k) “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(l) “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

(m) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(n) “GAAP” means generally accepted accounting principles in the United States.

(o) “Holder” means any holder of Registrable Securities who is a party to this Agreement and shall include, without limitation, Lighthouse.

(p) “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

(q) “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

(r) “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

(s) “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).

(t) “Key Holder Registrable Securities” means (i) the shares of Common Stock held by the Key Holders, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

(u) “Lighthouse” means Lighthouse Capital Partners VI, L.P.

(v) “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least, with respect to any Investor other than Contour, ten percent (10%) of, or, with respect to Contour, three and half percent (3.5%) of, in either case, the issued and outstanding shares of any series of Designated Preferred Stock obtained directly from the Company in a primary issuance and not obtained pursuant to a secondary transaction (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), including in such calculation any shares of Common Stock issued upon conversion thereof.

(w) “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

(x) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(y) “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Designated Preferred Stock; (ii) any Common Stock issued or issuable upon the exercise of warrants held by the Investors as of the date of this Agreement, (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed to be Holders for the purposes of Sections 1.27, 2.1(a), 2.10, 3.1, 3.2 and 6.7 and, (iv) all shares of Common Stock now or hereafter held by Lighthouse, including, without limitation, the shares of Common Stock issued or issuable upon conversion of the shares of Series B Preferred Stock or any other convertible securities now or hereafter held by Lighthouse (including without limitation, the Series B Preferred Stock or other securities issued or issuable upon exercise of warrants to purchase Series B Preferred Stock or such other securities now or hereafter held by Lighthouse) or any shares of Common Stock otherwise issuable under warrants held by Lighthouse, and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.12 of this Agreement. For purposes of clarification, when calculating the number of Registrable Securities, no security shall be counted as a Registrable Security more than once even if such security falls within multiple subsections of this definition.

(z) “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

(aa) “Requisite Investors” means the greater of (A) the holders of at least 67 percent of the Registrable Securities (voting as a single class and on an as-converted basis) or (B) the holders of such percent of the Registrable Securities then outstanding so that no one holder of such shares, together with its Affiliates shall, unilaterally, comprise the Requisite Investors.

(bb) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 6.1(d).

(cc) “SEC” means the Securities and Exchange Commission.

(dd) “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

(ee) “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

(ff) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(gg) “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

(hh) “Series A Preferred Stock” means shares of the Series A Preferred Stock, par value $0.01 per share, of the Company.

(ii) “Series B Preferred Stock” means shares of the Series B Preferred Stock, par value $0.01 per share, of the Company.

(jj) “Series C Preferred Stock” means shares of the Series C Preferred Stock, par value $0.01 per share, of the Company.

(kk) “Series C-1 Preferred Stock” means shares of the Series C-1 Preferred Stock, par value $0.01 per share, of the Company.

(ll) “Series D Preferred Stock” means shares of the Series D Preferred Stock, par value $0.01 per share, of the Company.

(mm) “Series D Stock Purchase Agreement” means that certain Series D Preferred Stock Purchase Agreement, dated April 19, 2013.

(nn) “Series E Preferred Stock” means shares of the Series E Preferred Stock, par value $0.01 per share, of the Company.

2. Registration Rights. The Company covenants and agrees as follows:

(a) Demand Registration.

(i) Form S-1 Demand. If at any time after one year after the effective date of the registration statement for the IPO, the Company receives a request from Holders of forty percent (40%) of the Common Stock issued or issuable upon conversion of the Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then outstanding (determined on an as-if-converted to Common Stock basis) that the Company file a Form S-1 registration statement with respect to the lesser of (i) a majority of the Common Stock issued or issuable upon conversion of the issued and outstanding Designated Preferred Stock or (ii) Registrable Securities with the anticipated aggregate offering price, net of Selling Expenses, which would exceed $10,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(b) and Section 2.3.

(ii) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $2,000,000, then the Company shall, (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(b) and Section 2.3.

(iii) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of a majority of Company’s Board of Directors (excluding the designee of any holder then seeking registration) it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than six months after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such period other than an Excluded Registration.

(iv) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

(b) Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

(c) Underwriting Requirements.

(i) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the

Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(ii) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, (ii) the number of Registrable Securities included in any offering after the IPO be reduced below thirty percent (30%) of the total number of securities included in such offering or (iii) notwithstanding (ii) above, any Registrable Securities which are not Key Holder Registrable Securities shall not be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(iii) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

(d) Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to 120 additional days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(ii) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(iii) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(iv) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(v) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(vi) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(vii) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(viii) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(ix) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(x) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

(e) Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

(f) Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

(g) Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(h) Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(i) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(ii) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity under this Section 2.8(b) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(iii) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(iv) Notwithstanding anything else herein to the contrary, the foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

(v) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation

(within the meaning of section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(e), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(vi) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that in no event shall a Holder’s liability, when combined with the amounts paid or payable by such Holder pursuant to indemnity obligations hereunder or under the underwriting agreement, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(vii) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

(i) Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(i) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(iii) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3

(at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

(j) Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-seven percent (67%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

(k) “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Designated Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

(l) Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(i) the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation; or

(ii) when all of such Holder’s Registrable Securities could be sold without restriction under SEC Rule 144 within any three month period; provided, however, that the Holder’s rights under Section 2.1(b) and Section 2.2 shall continue for three (3) years following the IPO.

3. Information Rights.

(a) Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(i) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) an audited balance sheet as of the end of such year, (ii) an audited statement of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year;

(ii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the four (4) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(iii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(iv) as soon as practicable, but in any event no later than February 15 following the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by a majority of the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(v) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(b) Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c) Termination of Information Rights. The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation), or (ii) when the Company first becomes subject to the periodic reporting requirements of section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, in which the Major Investors receive cash, publicly traded securities or any combination thereof in exchange for the Company securities then held by the Major Investors, whichever event occurs first.

(d) Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4. Rights to Future Stock Issuances.

(a) Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer an amount of such New Securities to (i) the Key Holders, (ii) each Major Investor, (iii) Camelot, so long as it holds, together with its Affiliates, at least 3.90% of the issued and outstanding shares of Series B Preferred Stock, including shares of Common Stock issued upon conversion thereof, (iv) Rivendell Investments 4 LLC (“Rivendell”), so long as it holds, together with its Affiliates, at least 20% of the Series D Preferred Stock, including shares of Common Stock issued upon conversion thereof, purchased by Rivendell pursuant to the Series D Stock Purchase Agreement, (v) Industry Ventures Fund VI, LP (“Industry Ventures”), so long as it holds, together with its Affiliates, at least 20% of the Series D Preferred Stock, including shares of Common Stock issued upon conversion thereof, purchased by Industry Ventures pursuant to the Series D Stock Purchase Agreement (each of (i), (ii), (iii), (iv) and (v) a “Rights Participant”), in proportion with the Rights Participants pro rata ownership of Common Stock, on an as converted basis (adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement). A Rights Participant shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(i) The Company shall give notice (the “Offer Notice”) to each Rights Participant, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(ii) By notification to the Company within twenty (20) days after the Offer Notice is received, each Rights Participant may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Designated Preferred Stock and any other Derivative Securities then held, by such Rights Participant bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Designated Preferred Stock and other Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Rights Participant that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Participant”) of any other Rights Participant’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Participant may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Rights Participants were entitled to subscribe but that were not subscribed for by the Rights Participants which is equal to the proportion that the Common Stock issued and held, or issuable upon conversion and/or exercise, as applicable, of Designated Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Participant bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Designated Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Participants who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of one hundred twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(iii) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(iv) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Amended and Restated Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; (iii) the issuance of shares of Series E Preferred Stock to the Purchasers pursuant to Section 1.1(b) of the Purchase Agreement or (iv) the issuance of shares of Series E Preferred Stock to Additional Purchasers pursuant to Section 1.3 of the Purchase Agreement.

(v) A Holder shall not have the right of first offer pursuant to this Section 4.1 and will not be a Rights Participant for purposes of the right of first offer granted under this Section 4.1 if, and for so long as, the Holder or any person that would be deemed a beneficial owner of the securities of the Company held by the Holder (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification (except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act), but only to the extent the Holder (or any such beneficial owner) would, before or after the exercise of such right, own 20% or more of the issuer’s outstanding voting equity securities, calculated on the basis of voting power.

(b) Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, (ii) when the Company first becomes subject to the periodic reporting requirements of section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, whichever event occurs first.

5. Additional Covenants.

(a) Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) to enter into a nondisclosure and proprietary rights assignment agreement, and (ii) each Key Employee to enter into a one (1) year nonsolicitation agreement, substantially in the form approved by a majority of the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements, any nonsolicitation agreement currently in effect with any Key Employee, or any restricted stock agreement between the Company and any employee, without the affirmative consent of a majority of the members of the Board of Directors, none of which shall be the CEO Director.

(b) Employee Vesting. Unless otherwise approved by the affirmative consent of a majority of the members of the Board of Directors, none of which shall be the CEO Director, or the Compensation Committee of the Board of Directors, all future employees and directors of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.11. For the avoidance of doubt, the vesting requirements contained in clause (i) of the preceding sentence shall not apply to any grant made from the Consultant Pool. In addition, unless otherwise approved by the affirmative consent of a majority of the members of the Board of Directors, none of which shall be the CEO Director, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

(c) Matters Requiring Investor and Director Approval. The Company hereby covenants and agrees with each of the Investors that it shall not, without the affirmative consent of a majority of the members of the Board of Directors, none of which shall be the CEO Director:

(i) own, or permit any subsidiary to own, any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company or in compliance with the Loan Policy;

(ii) make, or permit any subsidiary to make, any loan or advance to any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by a majority of the Board of Directors;

(iii) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness of any Person that is not an Affiliate of the Company;

(iv) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness of any Affiliate of the Company in excess of $1,000,000 in the aggregate;

(v) make any investment inconsistent with any investment policy approved by a majority of the Board of Directors;

(vi) incur any aggregate indebtedness in excess of $1,000,000 in the aggregate that is not already included in a budget approved by a majority of the Board of Directors (including the affirmative consent of a majority of the members of the Board of Directors, none of which shall be the CEO Director, other than trade credit incurred in the ordinary course of business;

(vii) otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions contemplated by this Agreement and the Purchase Agreement;

(viii) change the principal business of the Company, enter new lines of business, or exit the current line of business;

(ix) sell, assign, license, pledge, or encumber material technology or intellectual property of the Company, other than licenses granted in the ordinary course of business; or

(x) make any capital expenditures for any transaction or series of transactions in excess of $1,000,000 (including amounts of indebtedness used to finance capital expenditures) which are not already included in a budget approved by a majority of the Board of Directors (including the affirmative consent of a majority of the members of the Board of Directors, none of which shall be the CEO Director).

(d) Meetings of the Board of Directors. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least bi-monthly, in accordance with an agreed-upon schedule.

(e) Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Amended and Restated Bylaws, its Amended and Restated Certificate of Incorporation, or elsewhere, as the case may be.

(f) Board Expenses; Indemnification Agreement. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses directly incurred (consistent with the Company’s internal reimbursement and expense policy as provided to each member of the Company’s Board of Directors) in connection with attending meetings of the Board of Directors and committees thereof. In addition, the Company hereby agrees to enter into the Company’s standard form of director indemnification agreement with each individual who hereinafter becomes a director of the Company.

(g) Directors and Officers Insurance. The Company shall use its best efforts to maintain, from financially sound and reputable insurers, Directors and Officers Errors and Omissions insurance in the amount of at least $3,000,000. Such policy shall not be cancelable by the Company without prior approval of a majority of the Board of Directors, including the affirmative consent of a majority of the members of the Board of Directors, none of which shall be the CEO Director.

(h) Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.5, shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, (ii) when the Company first becomes subject to the periodic reporting requirements of section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, whichever event occurs first.

6. Miscellaneous.

(a) Successors and Assigns.

(i) The rights of Holders of Designated Preferred Stock under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate, partner, member, limited partner, retired partner, retired member, or stockholder of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds, collectively with its Affiliates, at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations).

(ii) As conditions precedent to the Company’s recognizing any transfer or assignment of Restricted Securities, (a) the Company must be, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Restricted Securities with respect to which such rights are being transferred; (b) such transferee shall agree in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11; (c) upon the completion of the transfer or assignment, such transferee must hold at least 100,000 shares of Registrable Securities; and (d) if requested by the Company, such Holder shall furnish the Company, at such Holder’s expense, with evidence reasonably satisfactory to the Company that such disposition will not require registration of such Restricted Securities under the Securities Act. Notwithstanding the foregoing, such Holder shall not be required to furnish the Company with the evidence specified in clause (d) of the preceding sentence for (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other Affiliate of the Holder, if the Holder is a corporation, (y) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder.

(iii) For the purposes of determining the number of shares of Registrable Securities held by a transferee in this Section 6.1, the holdings of a transferee (1) that is an Affiliate, limited partner, retired partner, member, retired member, or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. T he terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(iv) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A

PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

(v) The first legend referring to federal and state securities laws identified in Section 6.1(d) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

(b) Bad Actor Disqualification. Each Investor agrees not to make any sale, assignment, transfer, pledge or other disposition of any securities of the Company, or any beneficial interest therein, to any person other than the Company unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification (except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company), but only to the extent the transferee (or any such beneficial owner) would, before or after the exercise of such right, own 20% or more of the issuer’s outstanding voting equity securities, calculated on the basis of voting power.

(c) Governing Law; Jurisdiction. This Agreement and all matters arising directly or indirectly herefrom shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. The parties (a) hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement (“Covered Matters”), (b) agree not to commence any suit, action or other proceeding arising out of or based upon any Covered Matters except in the state courts or federal courts located in the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court.

(d) Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature (or any signature delivered by other electronic means including, without limitation, via pdf or third-party administered e-signing) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B hereto (as applicable), or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, a copy shall also be sent to Larry Sonsini and Tony Jeffries, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company and (ii) the Requisite Investors; provided, however, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.7 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors and Key Holders, respectively, in the same fashion. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

(i) Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

(j) Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Designated Preferred Stock after the date hereof, any purchaser of such shares of Designated Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

(k) Retirement of Treasury Stock. It is hereby acknowledged by the undersigned that 757,349 shares of Series A Preferred Stock and 45,730 Series B Preferred Stock were repurchased from Khosla Ventures II, LP, Contour Venture Partners, L.P. and entities affiliated with Len Simon, and that such shares are no longer outstanding and are now retired.

(l) Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

(m) Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(n) Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Ninth Amended and Restated Investors’ Rights Agreement as of the date first written above.

ON DECK CAPITAL, INC.

By:	/s/ Noah Breslow

Name:	Noah Breslow

Title:	Chief Executive Officer

Address:	1400 Broadway

25th Floor

New York, NY 10018

SAP VENTURES FUND I HOLDINGS, LLC, a Delaware limited liability company

By:	SAP Ventures Fund I, L.P.,

a Delaware limited partnership

its Sole Member

By:	SAP Ventures GPE (I), L.L.C.,

a Delaware limited partnership

its General Partner

By:	/s/ David Hartwig

Name:	David Hartwig

Title:	Managing Member

By:	/s/ R. Douglas Higgins

Name:	R. Douglas Higgins

Title:	Managing Member

IN WITNESS WHEREOF, the parties have executed this Ninth Amended and Restated Investors’ Rights Agreement as of the date first written above.

SF CAPITAL PARTNERS, LP.

By:	/s/ Alan D. Berlin

Name:	Alan D. Berlin

Title:	General Partner

SF CAPITAL INVESTMENTS, LP

By:	/s/ Leonard Saltz

Name:	Leonard Saltz

Title:	General Partner

L. SALTZ CPTA

By:	/s/ Leonard Saltz

Name:	Leonard Saltz

Title:	Trustee

R. SALTZ CPTA

By:	/s/ Leonard Saltz

Name:	Leonard Saltz

Title:	Trustee

S. SALTZ CPTA

By:	/s/ Leonard Saltz

Name:	Leonard Saltz

Title:	Trustee

/s/ Neil Wolfson

NEIL WOLFSON

IN WITNESS WHEREOF, the parties have executed this Ninth Amended and Restated Investors’ Rights Agreement as of the date first written above.

VILLAGE VENTURES FUND II, L.P.

By:	Village Ventures Capital Partners II, LLC,

its General Partner

By:	Village Ventures Capital Management, LLC,

its Manager

By:	/s/ Steven H. Massicotte

Name:	Steven H. Massicotte

Title:	Chief Operating Officer

VILLAGE VENTURES FUND II-A, L.P.

By:	Village Ventures Capital Partners II, LLC,

its General Partner

By:	Village Ventures Capital Management, LLC,

its Manager

By:	/s/ Steven H. Massicotte

Name:	Steven H. Massicotte

Title:	Chief Operating Officer

VILLAGE VENTURES FUND II-B, L.P.

By:	Village Ventures Capital Partners II, LLC,

its General Partner

By:	Village Ventures Capital Management, LLC,

its Manager

By:	/s/ Steven H. Massicotte

Name:	Steven H. Massicotte

Title:	Chief Operating Officer

IN WITNESS WHEREOF, the parties have executed this Ninth Amended and Restated Investors’ Rights Agreement as of the date first written above.

RRE VENTURES IV, L.P.

By:	/s/ William D. Porteous

Name:	William D. Porteous

Title:	General Partner and COO

INSTITUTIONAL VENTURE PARTNERS XIII, L.P.

By:	Institutional Venture Management XIII LLC

Its:	General Partner

By:	/s/ J. Sanford Miller

Managing Director

INSTITUTIONAL VENTURE PARTNERS XIV, L.P.

By:	Institutional Venture Management XIV LLC

Its:	General Partner

By:	J. Sanford Miller

Managing Director

GOOGLE VENTURES 2013, L.P.

By:	Google Ventures 2013 GP, L.L.C., its General Partner

By:	/s/ William J. Maris

Name:	William J. Maris

Title:	Member

SCHEDULE A

INVESTORS

Name and Address

Tiger Global Private Investment Partners VII, L.P.

c/o Campbell Corporate Services Limited, Scotia Centre, P.O. Box 268

Grand Cayman KY1-1104, Cayman Islands

With copy which shall not constitute notice to:

101 Park Avenue, 48th Floor

New York, NY 10178

Griffin Schroeder

Google Ventures 2013, L.P. 1600 Amphitheatre Parkway Mountain View, CA 94043

Rivendell Investments 4 LLC 1 Letterman Drive Building C, Suite 400 San Francisco, CA 94129

Industry Ventures Fund VI, LP 750 Battery Street, 7th Floor San Francisco, CA 94111

Institutional Venture Partners XIII, L.P. 3000 Sand Hill Road Building 2, Suite 250 Menlo Park, CA 94025

Institutional Venture Partners XIV, L.P. 3000 Sand Hill Road Building 2, Suite 250 Menlo Park, CA 94025

The Board of Trustees of the Leland Stanford Junior University (LSVF) Stanford Management Company 635 Knight Way Stanford, CA 94305-7297

First Round Capital 2006 LP 4040 Locust Street Philadelphia, PA 19104

First Round Capital 2006 Annex Fund LP 4040 Locust Street Philadelphia, PA 19104

First Round Capital 2007 Annex Fund LP 4040 Locust Street Philadelphia, PA 19104

First Round Capital 2007 Annex Fund-Q LP 4040 Locust Street Philadelphia, PA 19104

Village Ventures Fund II, L.P. One Bank Street - Second Floor Williamstown, MA 01267

Village Ventures Fund II-A, L.P. One Bank Street - Second Floor Williamstown, MA 01267

Village Ventures Fund II-B, L.P. One Bank Street - Second Floor Williamstown, MA 01267

Leonard S. Simon 2002 Trust

Andrew Simon

Jonathan Simon

Ronald Conway IRA Charles Schwab & Co, Inc. 3000 Sand Hill Road, Suite 2-145 Menlo Park, CA 94025

Contour Venture Partners, L.P. 317 Madison Avenue Suite 1124 New York, N.Y. 10017

Khosla Ventures II, LP 3000 Sand Hill Road Menlo Park, CA 94025

RRE Ventures IV, L.P. 126 East 56th Street New York, N.Y. 10022

Camelot Financial Capital Management LLC 1 Sparrow Lane Greenwich, CT 06830

Fidelity Investments Charitable Gift Fund 200 Seaport Blvd., Z3B I Boston, MA 02210

Joel Hornstein

PanMar Capital, LLC 930 Park Avenue New York, NY 10028

James D. Bishop Exempt Descendants’ Trust No. 1

James D. Bishop Exempt Descendants’ Trust No. 2

James D. Bishop Exempt Descendants’ Trust No. 3

James D. Bishop Exempt Descendants’ Trust No. 4

Jamestown Investments, LLC 241 Bradley Place Palm Beach, FL 33480

Ocean Assets, LLC 126 East 56th Street New York, NY 10022

SAP Ventures Fund I Holdings, LLC 3408 Hillview Avenue, Bldg 5 Palo Alto, CA 94304

SF Capital Partners, LP 150 E. 52nd St. 28th Fl. New York, NY 10022

SF Capital Investments, LP 150 E. 52nd St. 28th Fl. New York, NY 10022

L. Saltz CPTA

R. Saltz CPTA

S. Saltz CPTA

Neil Wolfson

Lighthouse Capital Partners VI, L.P. 3555 Alameda de las Pulgas, Suite 200 Menlo Park, CA 94025

Insikt Partners LLC 338 Spear Street, #4D San Francisco, CA 94105

Nicolas Bernadi

SCHEDULE B

KEY HOLDERS

Name and Address

Mitch Jacobs

Joel Hornstein

Fidelity Investments Charitable Gift Fund 200 Seaport Blvd., Z3B I Boston, MA 02210

First Round Capital 2006 Annex Fund LP 4040 Locust Street Philadelphia, PA 19104

Village Ventures Fund II, L.P. One Bank Street - Second Floor Williamstown, MA 01267

Village Ventures Fund II-B, L.P. One Bank Street - Second Floor Williamstown, MA 01267

Leonard S. Simon 2002 Trust 95 Hupi Road. Box 539 Monterey, MA 01245-0539

Elephant Rock Foundation, Inc. 95 Hupi Road. Box 539 Monterey, MA 01245-0539

Ocean Assets, LLC 126 East 56th Street New York, NY 10022

Irrevocable Lipitz Children’s Trust Dtd 11-4-86 FBO

Irrevocable Lipitz Children’s Trust Dtd 11-4-86 FBO

Irrevocable Lipitz Children’s Trust Dtd 11-4-86 FBO

Insikt Ventures, LLC 338 Spear Street, #4D San Francisco, CA 94105

Andrew Brenner

Nicolas Bernadi

Andrew Brod

Deep Creek Capital Ventures LLC 21 Barclay Road Scarsdale NY, 10583